Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical Inc. and Subsidiaries (the “Company”) on Form’s S-3 (Registration No.’s 333-228437, 333-227363, 333-135872, 333-160710 and 333-148601) and Form’s S-8 (Registration No.’s 333-238889, 333-237229, 333-227365, 333-204653, 333-196752, 333-189586, 333-182043, 333-176524, 333-169003, 333-160135, 333-153046, 333-146817, 333-135896, 333-126627 and 333-66791) of our report dated March 31, 2021 with respect to our audits of the consolidated financial statements of Rockwell Medical Inc. and Subsidiaries as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Rockwell Medical Inc. and Subsidiaries for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
March 31, 2021